Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-206184, 333-196909 and 333-116998) of Novation Companies, Inc. of our report dated November 20, 2017 relating to the financial statements that appear in the Current Report on Form 8-K/A filed by Novation Companies, Inc. on January 11, 2018 for the acquisition of Healthcare Staffing, Inc.

/s/ Frazier & Deeter, LLC
January 11, 2018

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